JOINT FILER INFORMATION

Relationship:	10% Owner
Name:	FROST GAMMA INVESTMENTS TRUST
Address:	4400 Biscayne Boulevard
Miami, FL 33137
Designated Filer:	Phillip Frost, M.D. et al.
Issuer and Ticker Symbol:	ChromaDex Corp. [CDXC.OB]
Date of Event Requiring
Statement:	August 23, 2011
FROST GAMMA INVESTMENTS TRUST

By:  /s/ Phillip Frost, M.D., Trustee

        Phillip Frost, M.D., Trustee